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FOR IMMEDIATE RELEASE                                              EXHIBIT 99

ANALYST CONTACT:                                                 MEDIA CONTACT:
John S. Heneghan                                                 Doreen Lubeck
312-822-1908                                                     773-583-4331



                            FOR IMMEDIATE RELEASE

       CNA SURETY ANNOUNCES SECONDARY OFFERING AND NEW DIVIDEND POLICY

CNA Surety Corporation (NYSE: SUR) today announced that it has filed a registration statement with the Securities and Exchange Commission concerning a secondary offering of approximately 4.4 million shares of its common stock owned by certain stockholders formerly associated with Capsure Holdings Corp. The offering will be made as soon as practicable following the effectiveness of the registration statement. The offering will be made only by means of a prospectus.

CNA Surety Corporation also announced that its Board of Directors recently adopted a dividend policy and intends to pay a quarterly dividend beginning with the fourth quarter of 1998. The declaration and payment of dividends, including the amount and frequency of such dividends, is at the discretion of the Board of Directors. Although not yet declared, the Company currently expects that the initial quarterly dividend will be $0.08 per share.

CNA Surety Corporation, through its principal subsidiaries, Western Surety Company and Universal Surety of America, provides surety and fidelity bonds in all 50 states through a combined network of approximately 36,000 independent agencies.

CNA is a registered service mark and trade name of CNA Financial Corporation.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in CNA Surety Corporation's Securities and Exchange Commission filings. In addition, the declaration and payment of dividends is subject to the discretion of the CNA Surety Corporation Board of Directors and is dependent upon various factors, including CNA Surety Corporation's financial condition, operating characteristics, projected earnings and growth, capital requirements of its insurance subsidiaries, debt service obligations and other factors deemed relevant by the Board of Directors. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.